Question 77-C
Annual Meeting of Shareholders
30-Jan-98
9:00 a.m. Central Time
Mississippi Valley Advisors Inc.
One Mercantile Center
Southeast Conference Room
21st Floor
St. Louis, Missouri  63101
Record Date - November 3, 1997

Proposal # 1

The election of a Board of Seven (7) Directors
Shares Outstanding as of Record Date - 1,667,298,120

Director			Number of Votes For	Number of Votes Withheld

Jerry V. Woodham		893,201,822			534,577
Robert M. Cox, Jr.	893,185,888			594,546
Joseph J. Hunt		893,134,321 		602,078
James C. Jacobsen		893,197,536			538,863
Ronald D. Winney		890,193,978			578,421
Donald E. Brandt		893,136,846			599,552
Patrick J. Moore		893,038,230 		698,169

Proposal # 2

The ratification or rejection of the selection of KPMG Peat Marwick LLP as the Fund's independent accountants for the fiscal year ending November 30, 1998.

Shares Outstanding as of Record Date - 1,667,298,120

Shares Voted: 895,573,553
Number of Votes For: 889,400,247
Number of Votes Against: 914,762
Number of Votes Abstaining: 4,327,382

Porposal # 3

With respect to the Treasury Money Market Portfolio and Money Market Portfolio only, the approval or disapproval of a change in the Portfolios' fundamental investment limitations to permit securities lending.

Money Market Portfolio
Shares Outstanding as of Record Date - 1,147,434,325

Shares Voted: 576,618,891
Number of Votes For: 456,138,140
Number of Votes Against: 3,813,231
Number of Votes Abstaining: 3,533,200

Treasury Money Market Portfolio
Shares Outstanding as of Record Date - 202,592,009

Shares Voted: 63,710,217
Number of Votes For: 60,543,710
Number of Votes Against: 1,459,321
Number of Votes Abstaining: 6,852